EXHIBIT 99.1

EASTON BASEBALL OFFICIALLY LAUNCHES PRODUCT IN JAPAN
North America’s Top Baseball/Softball Brand Unveils Product Line To World’s Second Largest Market

TOKYO – February 2, 2016 – Easton Baseball/Softball, a leading manufacturer of baseball and softball equipment, and a subsidiary of Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG), officially unveiled EASTON’s first product offering for Japan at an interactive product showcase held today at Jingu Indoor Baseball Practice Facility in Tokyo, Japan.

For the first time in its history, EASTON will offer specifically designed products for both youth baseball and Nanshiki, a unique form of baseball played only in Japan that features a light rubber ball. In addition to a full assortment of baseball bats for both styles of play, EASTON also introduced an assortment of bags for its initial product launch that will be available at retail locations throughout Japan beginning this month. EASTON expects to expand its specific Japanese product offering to other categories, including ball gloves, catcher’s gear and batting helmets in future seasons.

“Today marks an exciting milestone for EASTON and our parent company Performance Sports Group as we unveil our first-ever product designed specifically for the Japanese market,” said Todd Harman, Executive Vice President, Baseball/Softball. “Entering this important market has been a top priority for our team and we are extremely excited to officially provide the EASTON brand for Japanese players of all levels.”

EASTON, the No.1 baseball/softball brand in North America, estimates that the size of the global baseball equipment market is approximately $1.2 billion, with approximately one third of the market coming from Japan. Despite not offering product in the country, EASTON was the top bat choice of the Japanese Little League team that won the 2015 Little League World Series.

“We wanted to make sure we developed product specific to the needs of the Japanese player before entering the market,” Harman said. “To see the reaction of the many players in attendance at the launch event, we are confident that not only do we have the right product, we also have a brand that is highly sought after by the Japanese baseball player.”

The product launch event featured appearances by former Nippon Professional Baseball player Hiromoto Okubo, Japanese television personality Ruriko Kojima and Boston Red Sox President and CEO Emeritus Larry Lucchino, also a director of Performance Sports Group. Several members of the Performance Sports Group and Easton Baseball/Softball management team were also in attendance, including Kevin Davis, CEO, Performance Sports Group; Todd Harman, Executive Vice President, Baseball/Softball; and Dan Beamer, Vice President and General Manger, Japan, Easton Baseball/Softball.

ABOUT EASTON BASEBALL/SOFTBALL
Easton Baseball/Softball is a leading manufacturer of baseball and softball equipment and has the most iconic brand in these sports.  Headquartered in Van Nuys, Calif., the company manufactures bats, apparel, bags, helmets, ball gloves, catcher’s equipment and related accessories.  The company’s commitment to innovation and game-changing technologies, such as introducing the industry’s first true aluminum bat, drove its growth to the No. 1 position in North America, including the No. 1 bat of choice by players in the College World Series of Omaha®, Women’s College World Series® and Little League Baseball® World Series.  Performance Sports Group Ltd., the parent company of Easton, is a publicly-traded company on the New York Stock Exchange and the Toronto Stock Exchange whose affiliates market products under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names.  Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/Toronto Stock Exchange Composite Index. For more information, visit Easton’s website at www.EASTON.com.

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Caution Regard Forward Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws, including with respect to EASTON expanding its specific Japanese product offering to other categories, including ball gloves. The  words "may," "will," "would," "should," "could," "expects," "plans," "intends," "trends," "indications,"  "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations  of these words or other comparable words or phrases, are intended to identify forward-looking  statements.

Forward-looking statements, by their nature, are based on current assumptions and estimates and are subject to important risks and uncertainties. Many factors could cause outcomes to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: risks associated with doing business in Japan, inability to expand into Japanese market segments, including the Japanese baseball/softball market, inability to accurately forecast demand for EASTON products, inability to maintain and enhance the EASTON brand, inability to introduce new and innovative products, including for both youth baseball and Nanshiki, intense competition in the baseball/softball equipment and apparel market and fluctuations in the value of certain foreign currencies, including the Japanese Yen, in relation to the U.S. dollar, and other world currencies. Additional risk factors are detailed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K dated August 26, 2015 and in the Company’s quarterly report on Form 10-Q dated January 13, 2016, which are available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com and on the Company’s website at www.performancesportsgroup.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:
Mark Vendetti
Chief Financial Officer
Tel 1-603-430-2111
investors@performancesportsgroup.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Performance Sports Group
Phone: 603-430-2111
Email: media@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com